UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2 )*

(Name of Issuer)
OPEN TEXT CORP.

(Title of Class of Securities)
Common Stock


(CUSIP Number)
683715106

Check the following box if a fee
 is being paid with this statement.
 (A fee is not required only if the
filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and
(2) has filed no amendment subsequent
 thereto reporting beneficial ownership
 of five percent or less of such class.)
 (See Rule 13d-7).

*The remainder of this cover page shall
 be filled out for a reporting persons
initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the
 disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section
18 of the Securities Exchange Act of 1934
 (Act) or otherwise subject to the
liabilities of that section of the
Act but shall be subject to all other
provisions of the Act (however, see the Notes).


1  NAME OF REPORTING PERSON   S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
	THOMSON HORSTMANN & BRYANT, INC.
	22-3508647

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	N/A

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
	A DELAWARE CORPORATION
	SADDLE BROOK, NJ  07663

5  SOLE VOTING POWER
	449,100

6  SHARED VOTING POWER
	27,700

7  SOLE DISPOSITIVE POWER
	967,400

8  SHARED DISPOSITIVE POWER
	NONE

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	967,400

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	N/A

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	4.85%

12  TYPE OF REPORTING PERSON *
	IA

ITEM 1.
	(A) OPEN TEXT CORP.
	(B) 185 COLUMBIA ST. W. WATERLOO, ONTARIO, CN N2L-5Z5

ITEM 2.
	(A) THOMSON HORSTMANN & BRYANT, INC.
	(B) PARK 80 WEST, PLAZA TWO, SADDLE BROOK, NJ 07663
	(C) A DELAWARE CORPORATION
	(D) COMMON
	(E) 683715106

ITEM 3.
	(E) INVESTMENT ADVISER REGISTERED
UNDER SECTION 203 OF THE INVESTMENT
		    ADVISERS ACT OF 1940

ITEM 4.
	(A)  967,400
	(B)  4.85%
	(C)	(I)	449,100
		(II)	27,700
		(III)	967,400
		(IV)	NONE

ITEM 5.  N/A

ITEM 6.  N/A

ITEM 7.  N/A

ITEM 8.  N/A

ITEM 9.  N/A


ITEM 10. CERTIFICATION
	By signing below I certify that,
to the best of my knowledge and belief,
 the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

After reasonable inquiry and to the best
 of my knowledge and belief, I certify
that the information set forth in this
statement is true, complete and correct.

							Richard A. Horstmann, VP
							Date:   1/22/02